Greg Peters to Become Netflix Chief Product Officer in July
Eighteen Year Veteran Neil Hunt to Leave the Company Mid-Year
Chief Talent Officer Tawni Cranz Also Leaving Netflix

Los Gatos, CA., April 7, 2017 -- Netflix Inc. announced today that Greg Peters will become Chief Product Officer in July, assuming the role from Neil Hunt, who for the last eighteen years has led the product team which designs, builds, and delivers the Netflix experience.

Peters most recently has led international development efforts from the Netflix office in Tokyo since 2015. In his nine years at Netflix, Peters has held positions overseeing product engineering and business development and in his role leading Netflix Japan, marketing and content licensing and creation.

“When I first met Greg nine years ago, I knew he was an especially gifted engineer and entrepreneur,” said Hunt. “I’m delighted to be leaving the Netflix product organization in such great shape and in such good hands.”

“Neil has been an amazing leader who uniquely brings together analytical rigor, deep engineering chops, human warmth and a wry sense of humor,” said Peters. “I’ve been lucky to have him as my mentor.”

“Greg and Neil have collaborated through the years to make the Netflix experience all over the world absolutely incredible,” said Reed Hastings, Netflix Co-Founder and CEO. “I look forward to having Greg take on this role and to celebrate with Neil our 100 millionth member.”

Prior to joining Netflix, Peters was senior vice president of consumer electronics products at Macrovision Solutions and previously held positions at Mediabolic Inc., Red Hat Network and Wine.com. He holds a degree in physics and astronomy from Yale University.

Separately, Netflix also announced that Chief Talent Officer Tawni Cranz, who joined the company in 2007, would leave the company and pursue other interests.

“Over the last decade, Tawni has played a formative role in developing our business culture as well as developing an amazing talent team,” said Hastings. “We deeply appreciate her contributions.”

About Netflix

Netflix is the world’s leading streaming network with over 93 million members in over 190 countries enjoying more than 125 million hours of movies and TV shows per day, including original films, series and documentaries. Members can watch as much as they want, anytime, anywhere, on nearly any Internet-connected screen. Members can play, pause and resume watching, all without commercials or commitments.
Media Contact

Jonathan Friedland
+1-310-734-2958
jofriedland@netflix.com